Exhibit 99.2

BIMINI MORTGAGE MANAGEMENT, INC. AUTHORIZES STOCK BUYBACK PROGRAM

RELEASES INFORMATION PERTINENT TO THE MERGER WITH OPTEUM FINANCIAL SERVICES

SETS THIRD QUARTER 2005 EARNINGS RELEASE AND CONFERENCE CALL DATES

VERO BEACH, Fla. (October 7, 2005) – Bimini Mortgage Management, Inc. (NYSE:BMM) today announced that its Board of Directors has authorized Bimini to acquire up to 1,800,000 shares of its common stock, or approximately 9% of its total shares of Class A Common Stock outstanding as of October 7, 2005.  The shares are expected to be acquired at prevailing prices through open-market transactions which will be subject to restrictions related to volume, price, timing, market conditions, and applicable Securities and Exchange Commission rules.

The Company also announced that it has and will continue to release information relevant to the merger with Opteum Financial Services, Inc. through 8-K filings with the Securities and Exchange Commission. This information can also be found on the Company’s Website.

The Company said it will release third quarter 2005 earnings after 4:00 p.m. Eastern Time on Thursday, October 13, 2005. The Company expects to file a 10-Q for the quarter ended September 30, 2005, prior to the end of the month. That filing will be available on the Company’s Web site at www.biminireit.com.

Senior management from Bimini Mortgage Management and Opteum Financial Services will hold a conference call to discuss the third quarter press release on Friday, October 14, 2005, at 10:00 a. m. Eastern Time.  In addition, management will discuss the stock buyback program and the merger with Opteum Financial Services.  Investors will have the opportunity to listen to a live broadcast of the conference call through the Company’s Web site at www.biminireit.com and at www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through October 21, 2005.

Bimini Mortgage Management, Inc., a real estate investment trust, invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-11. The Company assumes no obligation to update forward-looking information to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

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